UNITED STATES
                                SECURITIES AND EXCHANGE COMMISSION
                                       Washington, D.C.  20549

                              SCHEDULE 13D

                                     Under the Securities
Exchange Act of 1934
                          (Amendment No. 4)
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                   POCAHONTAS BANKSHARES CORPORATION
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                          (Name of Issuer)


                      $1.25 par value Common Stock
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                    (Title of Class of Securities)


                              730235108
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                           (CUSIP Number)

    J. Ronald Hypes, Comptroller         P.O. Box 1559    (304)
325-8181
                                         Bluefield, WV 24701
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  (Name, Address and Telephone Number of Person Authorized to
Receive
   Notices and Communications)

                           December 30, 1998
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           Date of Event which Requires Filing of this Statement

If the filing person has previously filed a statement on Schedule
13G to
report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the ACT (however, see the Notes).

------------------------     SCHEDULE 13D    --------------------
-- --
- CUSIP No. 730235108 -                     -   Page 2 of 4 Pages
-
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- 1   NAME OF REPORTING PERSON
-     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
-
-
-
-     R.W. Wilkinson, President and CEO, Pocahontas Bankshares
Corp. -
-     500 Federal Street
-
-     Bluefield, WV 24701              SSN:  ###-##-####
-
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- 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
-
-
-
-                                                       a  [ ]
-
-                                                       b  [ ]
-
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- 3   SEC USE ONLY
-
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- 4   SOURCE OF FUNDS*
-
-
-
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- 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
-
-     PURSUANT TO ITEMS 2(D) OR 2(E)                         [ ]
-
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- 6   CITIZENSHIP OR PLACE OF ORGANIZATION
-
-     U.S.A.
-
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-                                - 7   SOLE VOTING POWER
-
-    NUMBER OF                   -     205,000
-
-     SHARES                     --------------------------------
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-   BENEFICIALLY                 - 8   SHARE VOTING POWER
-
-    OWNED BY                    -     0
-
-      EACH                      --------------------------------
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-    REPORTING                   - 9   SOLE DISPOSITIVE POWER
-
-     PERSON                     -     205,000
-
-      WITH                      --------------------------------
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-                                - 10  SHARED DISPOSITIVE POWER
-
-                                -     0
-
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- 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON   -
-     205,000
-
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- 10  CHECK BOX IF THE AGGREGATE AMOUN IN ROW (11) EXCLUDES
CERTAIN SHARES*
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- 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
-
-     10.25%
-
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- 12  TYPE OF REPORTING PERSON*
-
-     IN
-
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                    *SEE INSTRUCTION BEFORE FILLING OUT
    INCLUDE BOTH SIDES OF THE COVER PAGE, REPSONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
                                R.W. WILKINSON
                               December 30, 1998

Item 1  Security and Issuer
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    Refer to page 1 (cover page) of Schedule 13D.

Item 2  Identity and Background
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    Refer to page 2, Item 1 and 6, of Schedule 13D.

Item 3  Source of Amount of Funds or other Consideration
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    Refer to page 2, Item 4, of Schedule 13D.

Item 4  Purpose of Transaction
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    Gift of 5000 shares from reporting person to spouse.
    Gift of 600 shares from reporting person to son (Frank). Gift of 600 shares from reporting person to son (Richard). Gift of 800 shares from reporting person to granddaughter.

Item 5  Interest in Securities of the Issuer
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    Refer to Page 2, Items 7 through 13, of Schedule 13D

Item 6  Contracts, Arrangements, Understandings, or Relationships
        with Respect to Securities of the Issuer
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    Not Applicable

Item 7  Material to be Filed as Exhibits
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    Not Applicable

Signature

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

   December 29, 1998                    /s/   R.W. Wilkinson
----------------------                  -------------------------
-
   Date                                 Signature

                                           President
                                        -------------------------
-
                                        Name/Title



   The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

   Attention: Intentional misstatements or omissions of fact constitute
               Federal criminal violations

               (See 18 U.S.C. 1001)